CERTIFICATE OF DESIGNATION, PREFERENCES
                             RIGHTS AND LIMITATIONS

                                       OF

                            SERIES D PREFERRED STOCK

                                       OF

                        NORTHEAST DIGITAL NETWORKS, INC.


         Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), NORTHEAST DIGITAL NETWORKS, INC., a Delaware corporation (the "Corporation"), does hereby certify that:
         FIRST: The Corporation was incorporated in the State of Delaware on May 10, 1984 and the authorized number of shares of Preferred Stock, par value $.01 per share, of the Corporation is 8,000,000 shares, 21.35 shares of which are presently outstanding;
         SECOND: Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and by the provisions of Sections 141 and 151 ET SEQ of the DGCL, the Board of Directors have adopted the following resolutions authorizing the issuance of an aggregate of 5,000 shares of Series D Preferred Stock (as described below), which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or By-Laws of the Corporation:
         WHEREAS,  the Board of  Directors  of the  Corporation  is  authorized,
within  the   limitations  and   restrictions   stated  in  the  Certificate  of
Incorporation,  to fix by  resolution or  resolutions  the  designation  of each
series  of   Preferred   Stock  and  the  powers,   preferences,   and
relative participating, optional, voting or other special rights, and the qualifications, limitations, or restrictions thereof; and
         WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the terms of the Series D Preferred Stock;
         NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation by Section 151 of the DGCL, and in accordance with the provisions of the Certificate of Incorporation of the Corporation, one series of Preferred Stock, par value $.01 per share, of the Corporation be and hereby is created and provided for with the terms, designation, relative rights, preferences, and limitations as follows:

A.       DESIGNATION AND NUMBER.

         Five Thousand (5,000) of the 8,000,000 authorized shares of Preferred Stock of the Corporation shall be designated Series D Preferred Stock (the "Series D Preferred Stock") and shall possess the rights and privileges set forth below.

B.       PAR VALUE STATED VALUE, PURCHASE PRICE AND CERTIFICATES.

         1. Each share of Series D Preferred Stock shall have a par value of $.01, and a stated value (face amount) of One Thousand Dollars ($1,000) (the "Stated Value").

         2. The Series D Preferred Stock shall be offered for sale at a purchase price of One Thousand Dollars ($1,000) per share.

         3. Certificates representing the shares of Series D Preferred Stock purchased shall be issued by the Corporation to the purchasers immediately upon acceptance of the subscriptions to purchase such shares.

C.       DIVIDENDS.

         Holders of the shares of Series D Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available therefor, cash dividends at the rate of 10% of the Stated Value per annum, payable upon the conversion of the shares of Common Stock. Such dividend shall be payable in shares of Common Stock of the Corporation, at the option of the Holder. If such dividends are paid in shares of Common Stock, then the number of shares of Common Stock to be issued on account of the accrued dividends shall be equal to the amount of the dividend divided by the lower of (i) the Closing Bid Price, as hereinafter defined, on the date of issuance (the "Fixed Conversion Price") or
(ii) 75% of the Closing Bid Price, for the five (5) trading days preceding the Notice Date, as hereinafter defined.

D.       LIQUIDATION PREFERENCE.

         1. In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the Holders of shares of the Series D Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the Holders of shares of the Common Stock or upon any other series of Preferred Stock of the Corporation junior to the Series D Preferred Stock, an amount per share equal to the sum of (i) the Stated Value and (ii) an amount equal to ten percent (10%) of the Stated Value multiplied by the fraction N/365, where N equals the number of days elapsed since full payment for the shares of Series D Preferred Stock. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders of shares of the Series D Preferred Stock and the Holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series D Preferred Stock the full amounts to which they shall respectively be entitled, the Holders of shares of the Series D Preferred Stock and the Holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series D Preferred Stock shall receive all the assets of the Corporation available for distribution and each such Holder of the Series D Preferred Stock and the Holders of any other series of preferred stock with a liquidation preference equal to the liquidation preference of the Series D Preferred Stock shall share ratably in any distribution in accordance with the amounts due such stockholders. After payment shall have been made to the Holders of shares of the Series D Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the Holders of shares of the Series D Preferred Stock shall be entitled to no further distributions thereon and the Holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

         2. A merger or consolidation of the Corporation with or into any other corporation, or a sale, lease, exchange, or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation (in whole or in part) of the Corporation and the distribution of its assets to its stockholders shall not be deemed to be a voluntary or involuntary liquidation (in whole or in part), dissolution, or winding-up of the Corporation.

E.       CONVERSION OF SHARES OF SERIES D PREFERRED STOCK.

         The Holders of Series D Preferred Stock shall have the following conversion rights:

         1. RIGHT TO CONVERT. Each share of Series D Preferred Stock shall be convertible, on the Conversion Dates and at the Conversion Prices set forth below, into fully paid and nonassessable shares of Common Stock (sometimes referred to herein as "Conversion Shares").

         2. MECHANICS OF CONVERSION. Each Holder of Series D Preferred Stock who desires to convert the same into shares of Common Stock shall provide notice (the "Conversion Notice") via telecopy (or an original) to the Corporation. The certificate or certificates representing the shares of Series D Preferred Stock for which conversion is elected, shall accompany the Conversion Notice. The date upon which a Conversion Notice is received by the Corporation shall be a "Notice Date."

         The Corporation shall use all reasonable efforts to issue and deliver within five (5) business days after the Notice Date, to such Holder of Series D Preferred Stock at the address of the Holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

         3. LOST OR STOLEN CERTIFICATES. Upon receipt by the Corporation of evidence of the loss, destruction, theft or mutilation of any Series D Preferred Stock certificates (the "Certificates") and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Certificates, if mutilated, the Corporation shall execute and deliver new Series D Preferred Stock Certificates of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Series D Preferred Stock Certificates if the Holder thereof contemporaneously requests the Corporation to convert such Series D Preferred Stock into Common Stock, in which event the Corporation shall be entitle to rely on an affidavit of loss, destruction or theft of the Series D Preferred Stock Certificate or, in the case of mutilation, tender of the mutilated certificate, and shall issue the Conversion Shares.

         4. CONVERSION FORMULA/CONVERSION PRICE. Each share of Series D Preferred Stock shall be convertible commencing February 1, 1999 into the number of Conversion Shares by dividing the Stated Value by a conversion price (the "Conversion Price") equal to the lower of (i) the Closing Bid Price of the Common Stock on the date of issuance of the shares of Series D Preferred Stock being converted, or (ii) 75% of the average Closing Bid Price of the Common Stock for the five (5) trading days immediately preceding the Notice Date. For purposes hereof, the term "Closing Bid Price" shall mean the closing bid price on the NASDAQ SmallCap Stock Market ("NASDAQ") as reported by Bloomberg, LP, or if no longer traded thereon, the closing bid price on the principal national securities exchange on which the Common Stock is so traded.

                  (a) In the event that the Corporation shall at any time after the date of issuance of the Series D Preferred Stock: (i) declare a dividend on the outstanding Common Stock payable in shares of its capital stock; (ii) subdivide the outstanding Common Stock; (iii) combine the outstanding Common Stock into a smaller number of shares; or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation), then, in each case, the Conversion Price per share in effect at the time of the record date for the determination of stockholders entitled to receive such dividend or distribution or of the effective date of such subdivision, combination, or reclassification shall be adjusted so that it shall equal the price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action. Such adjustment shall be made successively whenever any event listed above shall occur and shall become effective at the close of business on such record date or at the close of business on the date immediately preceding such effective date, as applicable.

         5. AUTOMATIC CONVERSION. Each share of Series D Preferred Stock outstanding sixty (60) months from the date of issuance automatically shall be converted into Common Stock based upon the Conversion Price then in effect, and such date shall be deemed to be the Notice Date with respect to such conversion.

         6. NO FRACTIONAL SHARES. If any conversion of the Series D Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, if the aggregate, shall be the next higher number of shares.

         7. LIMITATION ON THE ISSUANCE OF SHARES OF COMMON STOCK. In no event shall the Corporation be required to issue more than 20% of the number of shares of Common Stock outstanding on the first date of issuance of any shares of Series D Preferred Stock upon the conversion of the shares of Series D Preferred Stock unless the stockholders of the Corporation approve the issuance of additional shares of Common Stock upon the conversion of the shares of Series D Preferred Stock or The NASDAQ Stock Market, Inc. ("NASDAQ") waives the requirements of Market Place Rule 4460(i)(1)(D). In the event that 20% of the number of shares of Common Stock outstanding on the date of issuance of the Series D Preferred Stock have been issued upon the conversion of the Series D Preferred Stock, and (i) NASDAQ has not waived the requirements of Market Place Rule 4460(i)(1)(D) or (ii) the stockholders have not approved the issuance of additional shares of Common Stock, then any shares of Series D Preferred Stock that remain unconverted shall, at the election of the Holder, be redeemed by the Corporation at the redemption price set forth in paragraph F below, within five
(5) business days of the Holder's election. The Corporation agrees to take such corporate action as may be necessary to obtain the approval of the stockholders to issue additional shares of Common Stock upon the conversion of the shares of Series D Preferred Stock.

         8.  CONVERSION DEFAULTS.

                  (a) In the event that the Conversion Shares are not delivered per the written instructions of the Holder, within five (5) business days after the Notice Date, then in such event the Corporation shall pay to Holder one percent (1%) of the Stated Value in cash or shares of Common Stock, based upon the Conversion Price, at the option of the Holder, of the shares of

Series D Preferred Stock being converted per each day after the fifth business day following the Notice Date that the certificates for the Conversion Shares are not delivered.

                  (b) To the extent that the failure of the Corporation to issue the Conversion Shares is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this subparagraph 8 hereof shall not apply but instead the provisions of subparagraph 9 hereof shall apply.

                  (c) The Corporation shall make any cash payments in immediately available funds or issue such shares of Common Stock incurred under this subparagraph 8 within three (3) business days from the date of issuance of the applicable shares of Common Stock. Nothing herein shall limit a Holder's right to pursue actual damages or cancel the conversion for the Corporation's failure to issue and deliver Common Stock to the Holder within ten (10) business days after the Notice Date.

                  (d) If the original certificate(s) representing the Conversion Shares have not been delivered to the Holder within ten (10) business days after the Notice Date, the Conversion Notice shall become null and void at the option of the Holder.

         9. LACK OF AUTHORIZED SHARES. If, at any time a Holder submits a Notice of Conversion and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect, in full, a conversion of the shares of Series D Preferred Stock (a "Conversion Default"), the date of such default being referred to herein as the "Conversion Default Date"), the Corporation shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any shares of Series D Preferred Stock requested to be converted but not converted (the "Unconverted Shares"), upon Holder's sole option. may be deemed null and void. The
Corporation shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing Holders of outstanding shares of Series D Preferred Stock, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two day courier), and the Holder shall give notice to the Corporation by facsimile within five (5) business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Notice of Conversion.

         The Corporation agrees to pay all Holders of outstanding shares of Series D Preferred Stock payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial Stated Value of the outstanding and/or tendered but not converted shares of Series D Preferred Stock held by each Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining shares of Series D Preferred Stock by the fifth day of the following calendar month. The Corporation shall send notice ("Authorization Notice") to each Holder of outstanding shares of Series D Preferred Stock that additional shares of Common Stock have been authorized, the Authorization Date and the amount of Holder's accrued Conversion Default

Payments. The accrued Conversion Default Payments shall be paid in cash or shall be convertible into shares of Common Stock at the Conversion Price, at the Holder's option, payable as follows: (i) in the event Holder elects to take such payment in cash, cash payments shall be made to such Holder or (ii) in the event that the Holder elects to take such payment in Common Stock, the Holder may convert such payment amount into Common Stock at the Conversion Price at anytime after the fifth day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the twenty four month
(24) conversion period.

         Nothing herein shall limit the Holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock.

         10. LIMITATION ON CONVERSION. Except in the case of the provisions contained in subparagraph 5 hereof in no event shall the Holder be entitled to convert any shares of Series D Preferred Stock in excess of that number of shares of Series D Preferred Stock upon conversion of which the sum of (l) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series D Preferred Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the shares of Series D Preferred Stock with respect to which the determination of this provision is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock of the Corporation. For purposes of this provision, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided in clause (1) above.

         11. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times use its best efforts to reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

F. REDEMPTION. The Company shall have the right at any time upon five (5) days written notice to redeem the shares of Series D Preferred Stock at a redemption price equal to (i) the Stated Value and the accrued dividends thereon, multiplied by (ii) 133%.

G. VOTING. Except as otherwise provided below or by the DGCL, the Holders of the Series D Preferred Stock shall have no voting power whatsoever, and no Holder of Series D Preferred Stock shall vote or otherwise participate in any proceeding in which action shall be taken by the

Corporation or the stockholders thereof or be entitled to notification as to any meeting of the Board of Directors or the stockholders.

H. PROTECTIVE PROVISIONS. So long as shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by Jaw) of the Holders of at least seventy-five percent (75%) of the then outstanding shares of Series D Preferred
Stock:

         1. alter or change the rights, preferences or privileges of the Series D Preferred Stock so as to affect adversely the Series D Preferred Stock;

         2. do any act or thing not authorized or contemplated by this Article IV which would result in taxation of the Holders of shares of the Series D Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or

         3. enter into a merger in which the Corporation is not the surviving corporation; provided, however, that the provisions of this subparagraph (3) shall not be applicable to any such merger if the authorized capital stock of the surviving corporation immediately after such merger shall include only classes or series of stock for which no such consent or vote would have been required pursuant to this section if such class or series had been authorized by the Corporation immediately prior to such merger or which have the same rights, preferences and limitations and authorized amount as a class or series of stock of the Corporation authorized (with such consent or vote of the Series D Preferred Stock) prior to such merger and continuing as an authorized class or series at the time thereof.

I. STATUS OF CONVERTED STOCK. In the event any shares of Series D Preferred Stock shall be converted as contemplated hereby, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series D Preferred Stock.

J. TAXES. All shares of Common Stock issued upon conversion of Series D Preferred Stock will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series D Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series D Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable. The Corporation shall adjust the amount of dividends paid or accrued so as to indemnify the Holders of Series D Preferred Stock against any withholding or similar tax in respect of such dividends.

         This  instrument  was  adopted  by  the  Board  of  Directors   without
shareholder action and shareholder action was not required on October 27, 1998.


Signed on October 27, 1998


                                                NORTHEAST DIGITAL NETWORKS, INC.



                                                By:-----------------------------
                                                    Name:  Joseph A. Rosio
                                                    Title:  President

[Corporate Seal]


ATTEST:



------------------------------
Name:  Christopher J. Garcia
Title:  Secretary